UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2012

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Registrant’s telephone number, including area code) (877) 848-3866

__________________NO CHANGE__________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Compensatory Arrangements of Certain Officers.

On October 30, 2012, Lions Gate Entertainment Corp. (the “Company”), entered into a new employment agreement (the “Agreement”) with Michael Burns, the Company's Vice Chairman. The Agreement has a five-year term ending October 30, 2017. The following summary is qualified in its entirety by the provisions of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by this reference.

Pursuant to the Agreement, Mr. Burns will receive an annual base salary of $1,000,000, and was granted an option to purchase 1,857,143 of the Company's common shares and an award of 130,000 of the Company's restricted stock units. Each of these awards is scheduled to vest in four annual installments, with the first such installment vesting October 30, 2013. Mr. Burns is also eligible to receive an annual performance bonus at the full discretion of the Company's Compensation Committee, with the target bonus being 50% of his base salary. Any portion of Mr. Burns' annual bonus that exceeds $1.5 million for a particular year (and, at Mr. Burns' election, 50% of any annual bonus he is awarded up $1.5 million) will be paid to him in the form of either an award of the Company's common shares or an option to purchase the Company's common shares, as determined by the Compensation Committee (any such award to be fully vested on grant and the number of shares subject to such award to be determined based on the Company's then-current stock price and, in the case of an option, the assumptions then used to value stock options for purposes of the Company's financial reporting). In addition, Mr. Burns will be entitled to receive a stock price bonus of $700,000 if the volume-weighted average of the Company's stock price exceeds $17.00, $20.00 or $23.00 for a period of six consecutive months (for a maximum total bonus of $2,100,000 if all three stock price values are met). Any stock price bonus would be paid to Mr. Burns in the form of an equity award on the same terms described above for an annual bonus payable in equity. Mr. Burns also has the right to receive, on November 3, 2012 and on each three (3) month anniversary thereafter that occurs during the term of the Agreement, a number of the Company's common shares equivalent to $187,500, calculated using the closing price of the shares on the last trading day immediately prior to the respective quarterly issuance date. The Agreement also provides for Mr. Burns to participate in the Company's usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, a car allowance and limited use of the Company's private aircraft.

In the event Mr. Burns' employment is terminated by the Company without cause or by him for good reason (as such terms are defined in the Agreement), he will be entitled to a severance payment equal to the present value of his base salary through October 30, 2017, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and continued payment of his quarterly grants through October 30, 2017. In addition, the stock option and restricted stock units granted to Mr. Burns pursuant to the Agreement, to the extent then outstanding and unvested, will become fully vested upon his termination. He would also remain eligible to receive his stock price bonus described above to the extent any applicable stock price target is achieved prior to October 30, 2017 (any such bonus to be paid in cash rather than equity). If Mr. Burns' employment is terminated by the Company without cause or by him for good reason and such termination occurs on or within 12 months following a change in control of the Company (as defined in the Agreement), he would be entitled to cash severance, Company-payment of his health coverage premiums, continued payment of his quarterly grants and accelerated vesting of his equity awards as described above, except that the cash severance amount would be the greater of the present value of his base salary through October 30, 2017 or $2.5 million. In each case, Mr. Burns' right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company.

In the event Mr. Burns' employment with the Company terminates due to his death or disability (as defined in the Agreement), he (or his estate) would be entitled to payment of his stock price bonus described above to the extent any applicable stock price target is met for the four-month period preceding the date of termination. Mr. Burns (or his estate) may also be entitled to a pro-rated payment of his stock price bonus to the extent any applicable stock price target is achieved during the six-month period following such a termination. In addition, if Mr. Burns' employment is terminated due to his death, the stock option and restricted stock units granted to him pursuant to the Agreement, to the extent then outstanding and unvested, will become fully vested as of the date of death.

On November 5, 2012, the Company issued a press release announcing the above-detailed transaction. The press release issued by the Company in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.        Description
--------------         ---------------

10.1	Employment Agreement, dated October 30, 2012, between the Company and Michael Burns

99.1	Press Release dated November 5, 2012

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2012
LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ Wayne Levin_______________
Name: Wayne Levin
Title: General Counsel and EVP, Corporate Operations

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